UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 29, 2008

FIRSTGOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3108 Ponte Morino Drive, Suite 210 Cameron Park, CA	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 677-5974

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 7, 2008, Firstgold Corp. (the “Company”) entered into a Note and Warrant Purchase Agreement (the “Agreement”) with Platinum Long-Term Growth, LLC and Lakewood Group, LLC, two US-based investment funds (the “Lenders”).  Pursuant to the Agreement, the Lenders will fund up to $15,750,000 in Senior Secured Promissory Notes.  Funding of the loan will occur in five tranches of which the first occurred at the initial closing on August 7, 2008 in the aggregate amount of $6,742,625 (the “Initial Note Amount”).  The second tranch which is in the amount of $5,257,375 will occur upon the Company being issued certain operating and reclamation permits relating to its Relief Canyon Mine properties.  Three additional tranches of $1,250,000 each will be available during the months of November and December, 2008 and January 2009 subject to the Company achieving certain operational goals.  The loans bear an interest rate of 4% per annum with interest payments commencing in September, 2008.  The loans will be due and payable on March 1, 2010.

On September 25, 2008, the required operating and reclamation permits had been issued and the appeal period had expired.  Consequently, the second tranch closed on September 29, 2008 with Senior Secured Promissory Notes in the aggregate principal amount of $3,433,051 being issued.  The closing was in addition to two interim closings consisting of Promissory Notes in the aggregate principal amount of $472,973 issued on August 27, 2008; and Promissory Notes in the aggregate principal amount of $1,351,351 issued on September 10, 2008.

Pursuant to the Agreement to date, the Company has issued a total of $12,000,000 principal value of Senior Secured Promissory Notes to Platinum Long-Term Growth LLC and Lakewood Group LLC.

The remaining three tranches will be funded only if the Company meets certain production levels.

During the time that any debt remains owed to the Lenders the Agreement limits the Company’s ability to incur any additional indebtedness and, the Company must obtain the Lender’s consent to enter into certain future transactions including any future merger, sale of a substantial portion of its assets or becoming involved in any partnership or joint venture.

Item 2.03    Creation of a Direct Financial Obligation

On August 7, 2008 the Company entered into a Note and Warrant Purchase Agreement which creates a long-term debt obligation in the aggregate amount of up to $15,750,000.

Pursuant to the Agreement, the Lenders will fund up to $15,750,000 in Senior Secured Promissory Notes.  Funding of the loan will occur in five tranches of which the first occurred at the initial closing on August 7, 2008 in which initial promissory notes in the aggregate principal amount of $6,742,625 were issued.  The second tranch which was completed on September 29, 2008, in the principal amount of $5,257,375, occured upon the Company being issued certain operating and reclamation permits relating to its Relief Canyon Mine properties and the expiration of the appeal period relating to such permits.  Three additional tranches of $1,250,000 each will be available during the months of November and December, 2008 and January 2009 subject to the Company achieving certain operational conditions.  The loans bear an interest rate of 4% per annum with interest payments commencing in September, 2008.  The loans will be due and payable on March 1, 2010.

The loans also require that commencing in December, 2008 and continuing in each month thereafter, the Company is required to make monthly principal reduction payments equal to the greater of: i) 40% of the Company’s free cash flow (as defined in the Agreement) in the preceding calendar month, and ii) $400,000.  The loan is secured by a priority interest in all of the Company’s assets including its equipment, its mining rights existing at its Relief Canyon mine as well as any future mining rights the Company may develop in certain other properties.

The third, fourth and fifth tranches of $1,250,000 each will be available for draw-down by the Company provided that the Company has achieved and maintained a production level in excess of 3000 ounces of gold per month in the preceding month period.

Item 9.01    Financial Statements and Exhibits

Exhibits.

10.30	Senior Secured Promissory Notes dated September 10, 2008
10.31	Senior Secured Promissory Notes dated September 29, 2008

  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTGOLD CORP.

Date: October 2, 2008	By:	/s/ James Kluber
James Kluber, Chief Financial Officer